Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made as of July 18, 2008 (the “Effective Date”), by and between Providence Equity L.L.C. (“Providence”), US Investigations Services, Inc. (“USIS”), Marsh & McLennan Companies, Inc. (“MMC”), and Michael G. Cherkasky (“Cherkasky”). Where appropriate, this Agreement may refer to Providence, USIS, MMC and Cherkasky collectively as the “Parties” or individually as a “Party.”

WHEREAS, MMC and Cherkasky entered into an employment agreement on July 20, 2005, pursuant to which Cherkasky was employed as the chief executive officer of MMC (the “MMC Employment Agreement”);

WHEREAS, MMC terminated Cherkasky’s employment, effective as of January 29, 2008;

WHEREAS, in connection with the termination of Cherkasky’s employment, MMC and Cherkasky entered into a separation and release agreement, dated as of February 15, 2008, containing, among other provisions, certain restrictive covenants (the “MMC Separation Agreement”);

WHEREAS, USIS now desires to employ Cherkasky as its Chief Executive Officer, as an officer of one or more of its Affiliates and as a member of its and one or more of its Affiliates’ boards of directors (the “USIS Activities”), and, in connection therewith, proposes to enter into an employment agreement with Cherkasky (the “USIS Employment Agreement”);

WHEREAS, MMC, USIS and Cherkasky dispute whether the USIS Activities are or are not permitted by the MMC Separation Agreement and/or the MMC Employment Agreement; and

WHEREAS, the Parties intend hereby to resolve any and all claims and disputes between and among themselves related to the services to be provided by Cherkasky to USIS and certain of its Affiliates, and to set forth a framework for a continuing business relationship between USIS and its Affiliates, on the one hand, and MMC and its Affiliates, on the other hand, in each case pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Modification of the MMC Separation Agreement.
a.

MMC and Cherkasky agree that Paragraph 11 of the MMC Separation Agreement and the provisions of any other agreement to which Cherkasky and MMC or any of its Affiliates are parties that contain the same or substantially similar provisions as those set forth in Paragraph 11 of the MMC Separation Agreement (the “Restrictive Covenants”) shall be and hereby are terminated and from and after the Effective Date shall cease to be of force or effect; provided, however, that, if Cherkasky’s employment with USIS and its Affiliates terminates prior to January 29, 2010, the Restrictive Covenants shall apply from and after the date of such termination of employment until January 29, 2010. The Parties expressly acknowledge and agree that the purpose and intent of this Paragraph 1 is to permit USIS to employ Cherkasky and to permit Cherkasky to engage in the USIS Activities and in connection therewith to perform all normal and customary duties as Chief Executive Officer of USIS and as an officer and/or member of the boards of directors of USIS and its Affiliates, and to be compensated therefor (including, without limitation, entry by USIS and Cherkasky into the USIS Employment Agreement). For the purposes of this Agreement, “Affiliate” shall mean, with respect to any entity, any other entity directly or indirectly controlling, controlled by or under common control with such entity.

b.

USIS represents and warrants that the following is a true, complete and correct description of the extent to which Cherkasky is permitted to provide any services to any person under the USIS Employment Agreement (the “Service Restrictions”):

i.

From the Effective Date until January 29, 2010, Cherkasky shall not provide services to any person or entity other than USIS Holding Corp. and its subsidiaries, and other than service as a consultant to the Los Angeles Police Department and, following consultation with the board of directors of USIS Holding Corp., service on civic and charitable boards of directors and committees.

c.

USIS agrees that it shall not modify the Service Restrictions at any time prior to January 29, 2010 in any manner that would permit Cherkasky to provide services to persons other than USIS and its Affiliates.

d.

With respect to the obligations hereunder but not otherwise, Paragraphs 18 and 19 of the MMC Separation Agreement and the provisions of any other agreement to which Cherkasky and MMC or any of its Affiliates are parties that contain the same or substantially similar provisions as those set forth in Paragraphs 18 and 19 of the MMC Separation Agreement shall cease to be of force or effect; provided, however, that, if Cherkasky’s employment with USIS and its Affiliates terminates, such provisions shall apply from and after the date of such termination of employment.

2.	Releases.
a.

MMC, together with its assigns, predecessors-in-interest, successors-in-interest, divisions and Affiliates, absolutely and forever releases and discharges (i) Cherkasky; (ii) USIS and its Affiliates and all of its and their shareholders, members, partners, principals, officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns; and (iii) Providence and its Affiliates and all of its and their shareholders, members, partners, principals, officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, counterclaims, contentions, debts, agreements, rights, demands, covenants, duties, obligations, responsibilities, representations, warranties, promises, liabilities, damages, expenses, attorneys’ fees, costs and causes of action, known or unknown, of whatever kind arising from or relating to the USIS Activities or any action or inaction of any Releasee related thereto prior to the Effective Date, whether based on contract, tort, statutory or other legal or equitable theory of recovery, including without limitation any claims arising under or otherwise relating to the MMC Employment Agreement or the MMC Separation Agreement, which MMC, its directors, officers and employees and their respective successors and assigns, now have, ever have had, or may have had up to Effective Date and any compensatory, punitive or liquidated damages. This release and waiver of claims shall not include any claims to enforce the terms of this Agreement relating to any action or inaction after the Effective Date.

b.

USIS and Providence, together with its and their respective assigns, predecessors-in-interest, successors-in-interest, divisions and Affiliates, absolutely and forever release and discharge MMC and its Affiliates and all of its shareholders, members, partners, principals, officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns (collectively, the “MMC Releasees”), from any and all claims, counterclaims, contentions, debts, agreements, rights, demands, covenants, duties, obligations, responsibilities, representations, warranties, promises, liabilities, damages, expenses, attorneys’ fees, costs and causes of action, known or unknown, of whatever kind arising from or relating to the USIS Activities or any action or inaction of any MMC Releasee related thereto prior to the Effective Date, whether based on contract, tort, statutory or other legal or equitable theory of recovery, including without limitation any claims arising under or otherwise relating to the MMC Employment

Agreement or the MMC Separation Agreement, which USIS and Providence now have, ever have had, or may have had up to the Effective Date and any compensatory, punitive or liquidated damages. This release and waiver of claims shall not include any claims to enforce the terms of this Agreement relating to any action or inaction after the Effective Date.

c.

Cherkasky acknowledges and agrees that the release contained in Paragraph 6 of the MMC Separation Agreement (the “Release”) shall remain in full force and effect. Further, Cherkasky hereby extends the Release from the date of the MMC Separation Agreement through the Effective Date.

3.

Payment by USIS. In consideration of the covenants and agreements contained herein, including the releases set forth in Paragraph 2 above, USIS shall, within ten (10) days following the Effective Date, pay an amount in cash equal to $10,000,000 by wire transfer of immediately available funds to the account or accounts designated by MMC (the “Payment”). Cherkasky shall have no obligation or liability to MMC with respect to the Payment.

4.	Termination of Certain Benefits.
a.

MMC shall maintain, for Cherkasky’s benefit, the February 2008 offsite office sublease with respect to the office space on the 15th floor at 800 Third Avenue, New York, New York, provided under Paragraph 2(f) of the MMC Separation Agreement, through March 31, 2009, provided that USIS shall assume and expressly indemnify MMC for each and every obligation and liability that has, will or may arise from the sublease agreement, including, without limitation, the entirety of the monthly rent, any real estate tax escalation payments, any electricity payments, any insurance obligations and any liabilities associated with the use and/or maintenance of the space, arising or accruing from and after the Effective Date through March 31, 2009. MMC promptly shall provide to USIS copies of all notices and other communications received by MMC from the landlord or the tenant under the sublease agreement during the period from the Effective Date through March 31, 2009.

b.	As of August 1, 2008, MMC’s obligations under Paragraph 2(g) of the MMC Separation Agreement to pay any premiums for continuation of Cherkasky’s group welfare plan coverage shall be extinguished.
5.

No Admission of Liability. USIS and Providence, on behalf of themselves and each of their Affiliates, shareholders, members, partners, principals, officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns, deny any wrongdoing whatsoever in connection with their dealings with

MMC and deny any wrongdoing whatsoever in connection with their dealings with Cherkasky. Cherkasky denies any wrongdoing whatsoever in connection with his dealings with MMC, USIS and Providence. It is expressly understood and agreed that nothing contained in this Agreement shall be deemed or construed at any time for any purpose as an admission of any wrongdoing or liability on the part of any of the Releasees.

6.	Certain Business Activities.
a.

Providence agrees to work with MMC and certain of MMC’s subsidiaries to maximize MMC’s and such subsidiaries’ revenue-generating opportunities from Providence and its controlled portfolio companies, with the objective of increasing revenues generated from Providence and its controlled portfolio companies by one-hundred percent (100%) by December 31, 2010. Notwithstanding the preceding sentence, MMC acknowledges and agrees that neither Providence nor any of its employees shall be required to take any action that is not in the best interests of Providence’s controlled portfolio companies or that otherwise would be inconsistent with the fiduciary obligations of Providence, its employees or its Affiliates. The obligations set forth in this Paragraph 6(a) shall terminate on the earlier of (i) the termination of Cherkasky’s employment with USIS and its Affiliates or (ii) the sale, transfer or other disposition (including by way of merger or consolidation) by Providence and its Affiliates in one transaction or a series of related transactions of a majority of the stock or assets of USIS or any direct or indirect parent or subsidiary of USIS.

b.

USIS agrees that prior to the earlier of (i) January 29, 2010 or (ii) the termination of Cherkasky’s employment with USIS and its Affiliates, it shall not enter into any new business line that is competitive with MMC Restricted Business (as defined in Schedule A hereto). USIS represents that, as of the Effective Date, it is not engaged in any business that competes with MMC Restricted Business.

7.	Confidential Information.

Cherkasky acknowledges his continuing obligations to preserve trade secrets and proprietary or confidential information of MMC, its Affiliates and its or their clients under the MMC Separation Agreement (the “MMC Confidentiality Provisions”). The Parties agree that any dispute or alleged breach of the MMC Confidentiality Provisions involving disclosure to USIS or any of its Affiliates shall be solely subject to the dispute resolution provisions of Paragraph 14 of this Agreement.

8.	Non-Solicitation.
a.

USIS and Cherkasky agree that prior to the earlier of (i) January 29, 2010 or (ii) the termination of Cherkasky’s employment with USIS and its Affiliates, they shall not (x) solicit any employee of MMC or its subsidiaries who is described on Schedule B hereto, or induce or attempt to persuade any such person to terminate his or her employment therewith (except that the foregoing clause shall not apply to any general advertisement or solicitation program that is not specifically targeted at such persons); or (y) employ any employee of MMC or its subsidiaries who is described on Schedule C hereto. For purposes of this Paragraph 8(a), “employ” shall include full-time employment, part-time employment, temporary employment and services as an independent consultant or independent contractor.

b.

Cherkasky agrees that prior to January 29, 2010, he will not, directly or indirectly, solicit business from any individual or entity that Cherkasky knows to be an active client of MMC or its Affiliates for the purpose of providing such individual or entity with products or services competitive with MMC Restricted Business.

9.	Public Announcements.
a.

Prior to furnishing any notice or report related to this Agreement or the USIS Employment Agreement to its note holders and lenders, USIS shall provide MMC a reasonable opportunity to review and comment on such notice or report and shall use reasonable efforts to include in such notice or report comments reasonably proposed by MMC.

b.

Prior to filing any documents containing disclosure related to this Agreement or the MMC Separation Agreement with the Securities and Exchange Commission, MMC shall provide USIS a reasonable opportunity to review and comment on such notice or report and shall use reasonable efforts to include in such notice or report comments reasonably proposed by USIS.

c.

Except for any notice or report or other document furnished or filed in accordance with clauses (a) or (b) above, no Party shall issue any press release or otherwise make any public statements about this Agreement or the MMC Separation Agreement, or any of the terms and conditions contained herein or therein or the transactions contemplated hereby or thereby, without first obtaining the consent of the other Parties, except to the extent that the Party issuing such press release or making such public statement determines in good faith that it is required to do so by applicable law, stock exchange requirements or any obligations under contracts relating to indebtedness, in which case such Party will use all reasonable efforts to consult with the other Parties before issuing any such release or making any such public statement. The Parties agree to review and comment on any such press release or public statement provided by any other Party as promptly as practicable and, in any event, within one business day.

10.

Severability. If a court of competent jurisdiction holds any portion of this Agreement invalid, illegal, incapable of being enforced by any law or public policy or otherwise inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid, illegal, incapable of being enforced or otherwise inoperative.

11.

Costs and Expenses. Each Party shall bear its own costs and expenses, including attorneys’ fees, in connection with (i) the negotiation and execution of this Agreement and (ii) the enforcement of this Agreement or the MMC Separation Agreement (as modified by this Agreement).

12.

No Third Party Beneficiaries; No Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors, and with respect to USIS and MMC, their respective subsidiaries, and nothing in this Agreement, express or implied, shall confer upon any person or entity not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto.

13.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.

14.	Dispute Resolution.
a.

In the event of an alleged breach of this Agreement or a dispute between the Parties related to this Agreement or the transactions contemplated herein, the Party alleging such breach or intending to make a claim with respect to such dispute (such Party, the “Claimant”) shall notify the other Parties of the alleged breach or dispute. Upon providing such notice, the Claimant shall wait two (2) business days before seeking to enforce the terms of this Agreement, initiating litigation, or otherwise seeking judicial relief, so as to provide the relevant Party or Parties an opportunity to cure any such alleged breach or to resolve any such dispute.

b.

Any and all disputes arising hereunder, including an alleged breach of this Agreement or the MMC Separation Agreement (as modified by this Agreement), shall be litigated exclusively in the courts of the state and county of New York. Each Party irrevocably submits to the jurisdiction of such courts, and each Party waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or the MMC Separation Agreement (as modified by this Agreement) may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. Each Party consents to and grants any such court jurisdiction over the person of such Party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in any manner permitted by law, shall be valid and sufficient service thereof.

15.

Entire Agreement. This Agreement, including the schedules hereto, and the MMC Separation Agreement (which, other than as modified herein, shall remain in full force and effect) constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, both written and oral, among the Parties hereto and thereto with respect to the subject matter hereof and thereof. For the avoidance of doubt, MMC and Cherkasky acknowledge and agree that the MMC Separation Agreement superseded the MMC Employment Agreement and that the MMC Employment Agreement was terminated and is of no force or effect. In the event that any term or condition of this Agreement conflicts with any term or condition of the MMC Separation Agreement, this Agreement shall govern and prevail.

16.	Amendment. This Agreement may not be modified or amended except by a written document executed by an authorized representative of each Party.
17.

Notice. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Paragraph 17):

i.	if to Providence, to:

Providence Equity L.L.C.

Lever House

390 Park Avenue, 4th Floor

New York, NY 10022

Attention: Julie Richardson

Facsimile: (212) 521-0845

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Margaret A. Davenport

Kevin A. Rinker

Facsimile: (212) 909-6836

ii.	if to USIS, to:

US Investigations Services, Inc.

7799 Leesburg Pike

Suite 1100 North

Falls Church, VA 22043

Attention: General Counsel

Facsimile: (703) 637-1741

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Margaret A. Davenport

Kevin A. Rinker

Facsimile: (212) 909-6836

iii.	if to MMC, to:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10336

Attention: Peter Beshar

Facsimile: (212) 345-4310

iv.	if to Cherkasky, to:

c/o US Investigations Services, Inc.

7799 Leesburg Pike

Suite 1100 North

Falls Church, VA 22043

Facsimile: (703) 637-1741

18.	Authorization and Counterparts.
a.	Each of the Parties represents and warrants that the person executing this agreement on its behalf has been duly authorized and has full authority to execute this Agreement.
b.	The Parties agree that this Agreement may be executed in counterparts, and that copies or facsimiles of this Agreement shall have the same force and effect for all purposes as the original.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

US INVESTIGATIONS SERVICES, INC.

By:	/s/ Randy Dobbs
Name: Randy Dobbs
Title: CEO and President

PROVIDENCE EQUITY L.L.C.

By:	/s/ Raymond M. Mathieu
Name: Raymond M. Mathieu
Title: CFO

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Peter Beshar
Name: Peter Beshar
Title: General Counsel

/s/ Michael G. Cherkasky

Michael G. Cherkasky

[Signature Page to the Settlement Agreement]

SCHEDULES TO THE SETTLEMENT AGREEMENT

Schedule A

“MMC Restricted Business” shall mean the non-governmental corporate investigations and forensic accounting businesses conducted by Kroll Inc. (“Kroll”) relating to non-financial M&A due diligence, litigation support, fraud investigations, court-appointed monitoring oversight services, special inquiries relating to internal investigations of employee misconduct, intellectual property infringement investigations, computer forensics and data recovery, information security and litigation and systems support services, in each case, as conducted as of the Effective Date. For the avoidance of doubt, “Restricted Business” shall not include (i) the provision to any customer of data derived from public records or databases or (ii) employee background investigations.

Schedule B

Any individual who is an employee of Kroll at the time of the solicitation.

Schedule C

(i) Any individual who is an employee in the MMC Restricted Business at or above the managing-director level at the time of the hiring or who was an employee in the MMC Restricted Business at or above the managing-director level at any time within the 45 days immediately preceding the hiring, and (ii) any individual who is an employee of Kroll’s other businesses at or above the vice-president level at the time of the hiring or who was an employee of Kroll’s other businesses at or above the vice-president level at any time within the 45 days immediately preceding the hiring.